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                                 EXHIBIT 23(c)


                           Consent of Hoefer & Arnett




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                                                                  EXHIBIT 23(c)




                    CONSENT OF INDEPENDENT FINANCIAL ADVISOR





July 14, 1997


Board of Directors
Fredonia Bancshares, Inc.
2400 North Street
Nacogdoches, Texas  75963

Gentlemen:

We have been retained by the Board of Directors of Fredonia Bancshares, Inc., Nacogdoches, Texas ("Fredonia") to render our opinion with respect to the fairness, from a financial point of view, of the consideration to be received by shareholders of Fredonia in connection with certain transactions contemplated by the Agreement and Plan of Reorganization dated as of April 25, 1997 pursuant to which First United Bancshares, Inc., El Dorado, Arkansas ("First United") would issue to the shareholders of Fredonia shares of First United stock in exchange for all the issued and outstanding stock of Fredonia through a merger transaction (the "Merger") in which Fredonia would be merged with and into First United. In that connection, our fairness opinion is as set forth in the section entitled "The Merger -- Opinion of Fredonia's Financial Advisor" in this Registration Statement.

We hereby consent to the filing of this letter as an Exhibit to the Registration Statement on Form S-4 which the Proxy Statement is a part and to the reference to us in the section entitled "The Merger -- Opinion of Fredonia's Financial Advisor" in the Proxy Statement.

Very truly yours,


 /s/ Hoefer & Arnett, Incorporated
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Hoefer & Arnett, Incorporated